Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Arnon Kohavi, EVP	Lillian Armstrong
Robin Rose, Manager IR	Kirsten Chapman
Vyyo Inc	Lippert/Heilshorn & Associates
650.319.4025	415.433.3777
ir@vyyo.com	kirsten@lhai-sf.com

VYYO ANNOUNCES AGREEMENT TO ACQUIRE XTEND NETWORKS

-Xtend Broadens Cable Line Capacity and Bandwidth By Up To Approximately 300% for Last-Mile Broadband Access via Coaxial Cable-

-Vyyo Presenting Today at the AeA 5th Annual Micro Cap Financial Conference-

Palo Alto, Calif., May 17, 2004 — Vyyo Inc. (Nasdaq: VYYO) has entered into an agreement to acquire substantially all of the shares of Xtend Networks Ltd. (Xtend). Xtend, headquartered in Tel-Aviv, Israel with operations in Atlanta, Georgia, provides cost-effective broadband solutions that increase the bandwidth of existing last-mile cable TV networks.

The transaction calls for the issuance of approximately 1,401,857 shares of Vyyo common stock and an additional 146,000 shares of restricted common stock in Vyyo, 75,000 of which are subject to performance. The transaction further provides for cash payments, not to exceed approximately $10.7 million, a substantial portion of which is subject to performance criteria open until the end of 2006. The total consideration is contemplated not to exceed approximately $19.6 million.

Xtend has cash on hand of approximately $3.5 million which Vyyo believes will be sufficient to fund its business operations for the rest of 2004.

Today’s businesses and cable TV subscribers require increased bandwidth capacity and symmetric transmission to enable T1 data transfer, high definition (HD) television, video on demand and better upstream transfer capabilities. Xtend’s technology increases bandwidth by creating a new accessible spectrum in the 900 – 3000 MHz frequency range and, importantly, solves upstream bandwidth constraints. The solutions are targeted to cable TV operators (MSOs) who want to penetrate business and high-end residential markets by providing greater bandwidth. In November 2003, Xtend announced that it was approved as a vendor by a large U.S. MSO following extensive field tests. Subsequently, Xtend entered into a master purchase agreement with the MSO to address the needs of commercial customers over hybrid fiber coaxial (HFC) networks.

Davidi Gilo, chairman and chief executive officer of Vyyo, stated “Our purchase of Xtend expands our cable strategy that we launched using our unique DOCSIS®-based platform. We believe that Xtend’s technology solves bandwidth constraint problems and allows for the timely introduction by MSOs of services, such as video telephony, that require a substantial increase in available bandwidth. These features enable cable operators to be more competitive with telecom operators and can potentially reduce subscriber churn due to satellite TV competition, thus increasing cable TV revenues.”

“We are very pleased to welcome Dr. Hillel Weinstein and his entire team to Vyyo,” continued Mr. Gilo. “Dr. Weinstein is a prolific inventor and experienced executive in the high-tech industry. He is also the inventor of U.S. Patent No. 3,481,199, the first granted for multiplexing data over operating TV channels. We believe that both companies share a similar innovative culture and we look forward to operating together.”

Xtend provides a cost-efficient product family that is added to existing networks over last-mile coaxial cable networks. Its multiplexing devices, broadband amplifiers, splitters and CPE devices enable extension of the usable spectrum of coaxial cable from a current maximum of 860 MHz to up to 3 GHz. This boost of up to approximately 300 percent can provide transmission of extremely high throughput of data and multimedia. Xtend’s open architecture complies with existing and future standards such as DOCSIS, DVB-C, DVB-S and Fast and Giga Ethernet.

Dr. Hillel Weinstein, Xtend’s co-founder and CEO, stated, “We are very excited about joining Vyyo, which we believe has the skill to propel Xtend forward in our mission of extending bandwidth for cable company networks. We believe the combined Vyyo and Xtend solutions will provide MSOs with greater options to rapidly attain new revenue streams.”

In a separate release today, Vyyo announced its new cable strategy of offering cable companies DOCSIS®-based T1 circuit-switched capabilities and its field test of the offering by a large U.S. cable operator.

Management will discuss the acquisition on its Second Quarter 2004 Conference Call in July, as well as at the AeA 5th Annual Micro Cap Financial Conference in Monterey, CA today, Monday, May 17, 2004 at 1:15 pm Pacific Time. Vyyo will webcast an audio version of its AeA presentation live on the Internet. Access to the site will be permitted after a brief registration process. To listen to Vyyo’s presentation, register and listen at the following web address: http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=VYYO&item_id=868720

The parties’ agreement is a term sheet binding with respect to various aspects of the transaction. The acquisition remains subject to various legal and regulatory reviews and approvals, execution of definitive agreements and standard conditions of closing.

About Xtend Networks Ltd.

Xtend Networks Ltd. is an infrastructure company providing novel, cost-efficient solutions that expand the currently constrained bandwidth of cable TV up to 3 GHz. Xtend was founded and is led by Dr. Hillel Weinstein, PhD EE, and Zeev Orbach. Xtend has secured initial funding from Giza GE Venture Capital and Syntek Capital AG. For more information, please visit www.xtendnetworks.com

About Vyyo Inc.

Vyyo offers broadband end-to-end solutions used by telecommunications providers to deliver both telephony and high-speed data connections to business and residential subscribers. The technology uses point-to-multipoint architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in China, Southeast Asia,

North America, Russia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Vyyo is successful in marketing and selling its wireless broadband access products, including regulatory, economic, political, health, financial and safety risks; whether Vyyo is able to document a definitive agreement with Xtend Networks Ltd.; whether Vyyo is able to obtain all government, regulatory, diligence and other applicable approvals that may be necessary in order to acquire Xtend; whether Vyyo is able to successfully conclude the proposed transaction with Xtend and, if so, whether it can successfully integrate Xtend and leverage Xtend’s technology and other assets to expand its opportunities; whether Xtend’s cash on hand is adequate to fund its business operations for the remainder of 2004; whether field trials using Xtend technology translate into any sales; whether Vyyo, if and when combined with Xtend, is able to meet the needs of cable operators; whether the features of Xtend technology successfully enable cable operators’ competitiveness; economic conditions worldwide; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2003, its quarterly report on Form 10-Q for the three months ended March 31, 2004, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

The securities issuable to Xtend shareholders will not be registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

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